Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARTIO GLOBAL INVESTORS INC.
Pursuant to the provisions of § 242 and § 245 of the
General Corporation Law of the State of Delaware
     The present name of the corporation is Julius Baer Americas Inc. (the “Corporation”). The Corporation was incorporated under the name “Julius Baer Securities Corporation” by the filing of its original certificate of incorporation (as subsequently amended, the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on November 21, 1962. This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. [This Amended and Restated Certificate of Incorporation shall become effective as of [___]]. The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE 1
     Section 1.01. Name. The name of the Corporation is Artio Global Investors Inc.
ARTICLE 2
     Section 2.01. Address. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3
     Section 3.01. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
ARTICLE 4
     Section 4.01. Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is [Number], consisting of (a) [Number] shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), (b) [Number] shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), (c) [Number] shares of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and (d) [Number] shares of Preferred Stock, par value $[0.01] per share (the “Preferred Stock”). Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be automatically converted, without further action on the part of the Corporation or any holder of such common stock, into [___] fully paid and non-assessable shares of Class C Common Stock.
     Section 4.02. Common Stock.
     (a) Voting Rights.
     (i) Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

     (ii) Each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any series of Preferred Stock) or pursuant to Delaware Law. Notwithstanding anything in this Amended and Restated Certificate of Incorporation that may be to the contrary, a holder of one share of Class B Common Stock, as such, shall be entitled at all times to the same number of vote or votes as a holder of one share of Class A Common Stock, as such, on all matters on which stockholders generally are entitled to vote.
     (iii) Each holder of Class C Common Stock, as such, shall be entitled to a vote per share for each share held of record on all matters on which stockholders are generally entitled to vote equal to the greater of (A) one vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and (B) an amount equal to (1) 25% of the sum of (x) the total number of shares of Class A Common Stock then outstanding and (y) the total number of shares of Class B common stock then outstanding, divided by (2) the total number of shares of Class C Common Stock then outstanding; provided, however, that, except as otherwise required by law, holders of Class C Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any series of Preferred Stock) or pursuant to Delaware Law.
     (iv) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

     (b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock, Class B Common Stock and Class C Common Stock with respect to the payment of dividends, (i) dividends may be declared and paid on the Class A Common Stock and Class C Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine; provided that the Corporation shall not pay dividends to any holders of Class A Common Stock unless simultaneously with such dividend the Corporation pays the same dividend with respect to each outstanding share of Class C Common Stock and vice versa; provided, further, that if dividends are declared that are payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, dividends shall be declared that are payable at the same rate on Class A Common Stock, Class B Common Stock and Class C Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock, the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock and the dividends payable in shares of Class C Common Stock or in rights, options warrants or other securities convertible into or exchangeable for shares of Class C Common Stock shall be payable to holders of Class C Common Stock and (ii) dividends shall not be declared or paid on the Class B Common Stock (other than as aforesaid).
     (c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock and Class C Common Stock shall be entitled to receive, on a pro rata basis, the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     (d) Retirement of Class B Common Stock. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of New Class A Units to the same person in accordance with the provisions of the Amended and Restated

Limited Liability Company Agreement of Artio Holdings LLC (a Delaware limited liability company), as such agreement may be amended from time to time. If any outstanding share of Class B Common Stock ceases to be held by a holder of a Membership Interest, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and retired. As used in this Amended and Restated Certificate of Incorporation, (i) “Membership Interest” means a membership interest in Artio Holdings LLC, a Delaware limited liability company, or any successor thereto, issued under its Amended and Restated Limited Liability Company Agreement, as the same may be amended or amended and restated from time to time, and (ii) “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other enterprise or entity.
     (e) Conversion of Class C Common Stock.
     (i) The Corporation shall not issue any shares of Class C Common Stock to any person other than Julius Baer Holding Ltd. or a JBH Subsidiary. In the event that a holder of Class C Common Stock transfers shares of Class C Common Stock to one or more persons other than Julius Baer Holding Ltd. or a JBH Subsidiary, each share of Class C Common Stock so transferred shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such transfer; provided that no such conversion shall occur solely as a result of the pledge or hypothecation of any Class C Common Stock to any person. “JBH Subsidiary” shall mean any person for which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by Julius Baer Holding Ltd.
     (ii) In the event that any shares of Class C Common Stock remain outstanding on [               ], 2010, each such remaining share of Class C Common Stock shall thereupon be automatically and without further action on the part of the Corporation or any holder of Class C Common Stock converted as of such date into one (1) fully paid and non-assessable share of Class A Common Stock. Notice of such automatic conversion shall be given by the Corporation by written notice to all holders of Class C Common Stock, and shall be given as soon as practicable, and the Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder of Class C Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate formerly representing each such share of Class C Common Stock to the Corporation in exchange for a new certificate representing an equal number of shares of Class A Common Stock, together with instruments of transfer, in form satisfactory to the Corporation and the Corporation’s transfer agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to Section 4.02(h).
     (iii) As promptly as practicable following the surrender of a certificate formerly representing shares of Class C Common Stock that have been converted into shares of Class A Common Stock in the manner provided in Section 4.02(e)(i) or 4.02(e)(ii) above, and the payment in cash of any amount required by the provisions of Section 4.02(h) below, the Corporation will deliver or cause to be delivered at the office of the Corporation’s transfer agent a certificate or certificates representing the number of full shares of Class A Common Stock into which such shares of Class C Common Stock were converted automatically, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected automatically as provided in Section 4.02(e)(i) or 4.02(e)(ii) above. Upon the date that any such automatic conversion occurs, all rights of the holder of such shares of Class C Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
     (f) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class C Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion or exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Class C Common Stock; provided, however, that if a share of Class C Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class C Common Stock but prior to such payment, then the registered holder of such share of Class C Common Stock at the close of business on such record date shall be entitled to receive the dividend payable such share of Class C Common Stock on such date, notwithstanding the conversion thereof or the default in payment of the dividend or distribution due on such date.
     (g) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class C Common Stock or upon exchange of any Membership Interest for Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon any such conversion or exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such conversion or exchange by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion or exchange, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon any such conversion or exchange prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon any such conversion or exchange will, upon issuance, be validly issued, fully paid and non-assessable.
     (h) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class C Common Stock shall be made without charge to the holders of such shares of Class C Common Stock for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class C Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any stamp or other similar tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.
     Section 4.03. Preferred Stock. (a) The Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of authorized shares of any such class or series to the extent permitted by Delaware Law.
     (b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to such series).
     Section 4.04. Changes in Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock and Class C Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock and Class C Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the outstanding shares of Class C Common Stock, the outstanding shares of Class A Common Stock and Class B Common Stock shall be proportionately subdivided or combined, as the case may be.
     Section 4.05. Reorganization or Merger. In the case of any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person in which shares of Class A Common Stock or Class C Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including, without limitation, cash), each holder of a share of Class A Common Stock and each holder of a share of Class C Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including, without limitation, cash). In the event that the holders of shares of Class A Common Stock or of shares of Class C Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class C Common Stock are granted substantially identical election rights, as the case may be. In connection with any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock or Class C Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by reorganization, share exchange, consolidation, conversion or merger or otherwise), including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock or Class C Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in this ARTICLE 4, in ARTICLE 12 or elsewhere in this Amended and Restated Certificate of Incorporation or described in the bylaws of the Corporation, without in each case the affirmative vote of the holders of a majority of the shares of Class B Common Stock or Class C Common Stock, as the case may be, voting as a separate class.
ARTICLE 5
     Section 5.01. Bylaws. In furtherance and not in limitation of the powers conferred by Delaware Law, the Board is expressly authorized to make, amend, alter, change, add to or repeal the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the bylaws of the Corporation.
ARTICLE 6
     Section 6.01. Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than [Number] nor more than [Number] directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board.
     (b) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the [year] annual meeting, directors initially designated as Class II directors shall serve for a term ending on the [year] annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the [year] annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.
     (c) The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address
Class I	[Names]	[Addresses]

Class II	[Names]	[Address]

Class III	[Names]	[Address]
     (d) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

     (e) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
     (f) No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
     (g) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board pursuant to ARTICLE 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE 6 unless otherwise provided therein.
ARTICLE 7
     Section 7.01. Meetings Of Stockholders. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock or Class C Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Special meetings of the stockholders may be called by the Board, the Chairman of the Board or the Chief Executive Officer

of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE 4 hereto, special meetings of holders of such Preferred Stock.
ARTICLE 8
     Section 8.01. Limited Liability Of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware Law as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this ARTICLE 8 shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 8, would accrue or arise, prior to such amendment or repeal.
ARTICLE 9
     Section 9.01. Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another person shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE 9 shall also include, without limitation, the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE 9 shall be a contract right.
     (b) The Corporation may, by action of its Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by Delaware Law.
     (c) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another person against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
     (d) The rights and authority conferred in this ARTICLE 9 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
     (e) Neither the amendment nor repeal of this ARTICLE 9, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
ARTICLE 10
     Section 10.01. Corporate Opportunities. (a) In anticipation that the directors, officers and employees of Julius Baer Holdings Ltd. and JBH Subsidiaries (collectively, “Julius Baer”) may serve as officers or directors of both Julius Baer and the Corporation and may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (i) the benefits to be derived by the Corporation through the continued service of such officers and directors, and (ii) the difficulties attendant to any officer or director, who desires and endeavors fully to satisfy his or her fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this ARTICLE 10 are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
     (b) Julius Baer shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no officer or director of the Corporation who is a director, officer or employee of Julius Baer shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities. If the officers and directors of Julius Baer acquire knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such officers and directors shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation unless such corporate opportunity is offered to such person in his or her capacity as a director or officer of the Corporation.
     (c) Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE 10.
     (d) None of the alteration, amendment, change and repeal of any provision of this ARTICLE 10 nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of this ARTICLE 10 shall eliminate or reduce the effect of this ARTICLE 10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 10, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.
ARTICLE 11
     Section 11.01. Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE 12
     Section 12.01. Amendment. The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Notwithstanding the foregoing, the provisions set forth in ARTICLES 4, 5, 6, 7, 8 and 9 and this ARTICLE 12 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in ARTICLES 4, 5, 6, 7, 8 and 9 and this ARTICLE 12, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
     Section 12.02. Notwithstanding the foregoing or anything else in this Amended and Restated Certificate of Incorporation, (a) any amendment, waiver, alteration or repeal of any provision of, or addition to, this Amended and Restated Certificate of Incorporation or to the bylaws of the Corporation that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock or Class C Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a reorganization, share exchange, consolidation, conversion or merger or otherwise), including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock or the Class C Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in this ARTICLE 12, in ARTICLE 4 or elsewhere in this Amended and Restated Certificate of Incorporation or described in the bylaws of the Corporation, also must be approved by the affirmative vote of the holders of a majority of the Class B Common Stock or Class C Common Stock, as the case may be, voting as a separate class, and (b) the number of authorized shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock then outstanding) by the affirmative vote of the holders of a majority of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this ___day of ___, 2008.

ARTIO GLOBAL INVESTORS INC.
By:
Name:
Title: